Exhibit 99.4

TPT Global Tech's [OTCQB:TPTW] Subsidiary TPT MedTech Announces Jamaica International Airport Selects "QuikLAB" Testing, Monitoring, Vaccination App and “QuikPASS” Check and Verify Passport Platform

"One more Partnership that will help in the fight against Covid-19"

SAN DIEGO, CA / ACCESSWIRE / January 27, 2021 / TPT Global Tech, Inc. www.tptglobaltech.com ("TPTW or the Company") (OTCQB:TPTW) announced today that its subsidiary TPT MedTech's www.tptmedtech.com "QuikLAB™" and "QuikPASS™" technology platforms were selected as the "Check and Verify" Passport platform or system for all travelers in and out of the country of Jamaica. (Jamaica news article) Every tourist in the country will have to download the QuikPASS App, get tested at Baywest Hospital and Clinics, or another "QuikLAB" testing site on the island to receive their results electronically via the "QuikPASS" app. Once cleared to travel a tourist is free to enter the airport show or scan their "QuikPASS" QR code which displays their HIPPA compliant testing records to verify that they have been tested in the past 48 hours and are free to travel home.

The CDC recently mandated that all travelers coming back from the Caribbean, Mexico, and Latin America must be tested before arrival into the United States, Canada, and the UK. All travelers must obtain either a PCR test or an Antigen test to gain access back into their country of origin.

TPT MedTech developed its "QuikPASS™" Check and Verify passport system and Covid 19/Vaccination monitoring platform for Corporations, Government Organizations, Schools, Airlines, Hospitals, Sports Venues, Restaurants, Hotels, and Nightclubs to check and verify that an individual has been tested for Covid 19 or Vaccinated providing proof individuals are able to travel or gain access to venues with the idea that everyone inside that venue would be Covid free. The "QuikPASS" "Check and Verify" passport-style platform works with third-party testing labs and organizations that participate on the "QuikPASS" Network and will be offered FREE to US domestic and international business commerce and government organizations around the world.

"What a milestone to have our first international Airport set to onboard our TPT MedTech "QuikPASS" and "QuikLAB" Technology platforms. Once again it is amazing how hard our development teams have worked to bring such a powerful "Check and Verify" Passport tool to market to help fight against this pandemic." said Stephen Thomas, CEO.

About Baywest Wellness

Baywest Wellness Clinic was started in November 2012. BWC first opened its doors at Baywest Centre in Montego Bay, Jamaica with two main doctors. Since then, three additional locations have been opened, inclusive of an operating theatre certified by the Ministry of Health in Jamaica. Their client base has also increased ten-fold partly due to referrals from existing patients/organizations. Baywest Wellness Clinic, (BWC) was conceptualized from the need to establish a medical center that provides premier health care, treatment, and prevention of lifestyle-related and critical conditions to all at the most impressive rates.

About TPT Global Tech

TPT Global Tech Inc. (TPTW) based in San Diego, California, is a technology-based company with divisions providing telecommunications, medical technology and product distribution, media content for domestic and international syndication as well as technology solutions. TPT Global Tech offers Software as a Service (SaaS), Technology Platform as a Service (PAAS), Cloud-based Unified Communication as a Service (UCaaS). It offers carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States. TPT's cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media and collaboration features in today's global technology markets. TPT Global Tech also operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for Pre-Paid Cell phone services, Mobile phones Cell phone Accessories and Global Roaming Cell phones.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

Contact:

Frank Benedetto
619-915-9422

SOURCE: TPT Global Tech, Inc.